Exhibit 99.1

FOR IMMEDIATE RELEASE                                                            Contact:             Keoni Wagner (808) 838-6778

Tuesday, October 30, 2007                                                                                     Keoni.Wagner@HawaiianAir.com

Court Awards Hawaiian Airlines $80 Million in Damages Against Mesa

HONOLULU — The U.S. Bankruptcy Court District of Hawaii today ruled in favor of Hawaiian Airlines in its lawsuit against Mesa Air Group (Case No. 03-00817), awarding Hawaiian $80 million in damages and ordering Mesa to pay Hawaiian’s costs of litigation and reasonable attorneys’ fees.

Mark Dunkerley, Hawaiian’s president and CEO, commented, “Today’s ruling is a triumph for fair competition and ethics over dishonesty and illegal behavior. Nobody benefits when a company like Mesa misuses confidential information to gain an unfair competitive advantage, then lies about it and destroys evidence.”

Dunkerley added that evidence presented at trial confirmed a Mesa strategy to reduce competition in the marketplace. “Mesa pretends that they are in Hawaii to help the consumer. As the evidence in this trial showed, the reality is that Mesa’s intent was to drive local competition out of business and raise fares. We are pleased that the Court laid out the facts for all to see.

“We would especially like to thank our customers, who have stayed loyal to Hawaiian Airlines throughout this difficult period. Our battle is not over but today is an important step in the right direction.”

The court’s decision followed two weeks of court proceedings from September 25 through October 4, including witness testimony and presentation of evidence. In a pre-trial hearing, the court made findings that: (1) Mesa kept confidential information it was supposed to destroy or return to Hawaiian in accordance with a signed confidentiality agreement; (2) Mesa misused the information it kept; and (3) the information Mesa kept was a substantial factor in the company’s decision to enter the Hawaii market.

The $80 million in damages was awarded to compensate Hawaiian for damages it suffered through October 2007. The court did not award damages for any injury Hawaiian may sustain in the future as a result of Mesa’s misconduct. Hawaiian intends to study the opinions handed down today and applicable law to determinate what steps it can take to recover damages it may suffer in subsequent periods.

About Hawaiian Airlines

The nation’s top-ranked airline for service in the 2007 Airline Quality Ratings, Hawaiian also led all U.S. carriers in on-time performance for 2004, 2005 and 2006 (including a record 36 consecutive months from November 2003 to October 2006,) and in fewest misplaced bags for 2005 and 2006, as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 78th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX: HA). Additional information is available at HawaiianAirlines.com.